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                                                                   EXHIBIT 10.18



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of the 6th day of March, 1998, between Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Carroll D. McHenry ("Executive").

         WHEREAS, Executive currently is the Chairman, Chief Executive Officer and President of Heartland; and

         WHEREAS, it is the desire of the Board of Directors of Heartland (the "Board of Directors") to assure itself of the continued services of Executive by directly engaging Executive as an officer of Heartland and, as provided herein, its subsidiaries and affiliates; and

         WHEREAS, Executive desires to commit himself to serve Heartland on the terms herein provided.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following definitions apply:

                 (a) Affiliate: shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

                 (b)      Cause:  shall mean,

                          (i) a finding by a majority of the directors of
Heartland that Executive has acted with gross negligence or willful misconduct in connection with the performance of Executive's duties as an officer of Heartland;

                          (ii) a finding by a majority of the directors of
Heartland that Executive has engaged in a material act of insubordination or of common law fraud against Heartland or its employees;

                          (iii) a finding by a majority of the directors of
Heartland that Executive has acted against the best interests of Heartland in a manner that has or could have a material adverse affect on the financial condition of Heartland;


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                          (iv) a finding by a majority of the directors of
Heartland of criminal conduct by Executive (other than minor infractions and traffic violations) or the conviction of Executive, by a court of competent jurisdiction, of any felony (or plea of nolo contendere thereto);

                          (v) a finding by a majority of the directors of
Heartland of a material violation by Executive of his duty of loyalty to Heartland which results or may reasonably be expected to result in material injury to Heartland or any Subsidiary;

                          (vi) a finding by a majority of the directors of
Heartland of a willful violation by Executive of Executive's covenants and obligations under Sections 6 (Non-Competition), 7 (Confidentiality), or 8 (Intellectual Property) of this Agreement; or

                          (vii) a finding by a majority of the directors of
Heartland of chronic alcohol or drug abuse by Executive.

For purposes of the foregoing definition, if Executive is a director of Heartland at the time in question, then Executive shall absent himself from any portion of any meeting of the Board of Directors at which matters of, or allegations of, Cause are discussed or deliberated, and he shall also abstain from any vote thereon (or, if he should so vote, then his vote shall not be considered for purposes of this Agreement) and, in all cases, his status as a director shall not be considered as such for purposes of the constitution of a majority.

                 (c) Competing Business: Any Person, other than Heartland or any Subsidiary of Heartland, which engages in the Wireless Cable Business.

                 (d) Confidential Information: shall mean all of Heartland's or any Subsidiary's trade secrets, know-how, financial information, intellectual property and other proprietary rights, including without limitation manufacturing and marketing information, formulae, knowledge, data, budgets, products, subscriber and other customer lists, computer programs, software, telephone numbers, prices, costs, personnel, suppliers, developments and techniques concerning Heartland or its Subsidiaries and the Business (as defined below) and all of Heartland's books, files, records, documents, plans, drawings, designs, renderings, estimates, specifications, operating manuals, manuals, user documentation, product literature, catalogues, marketing materials and similar items relating to the Business or Heartland.

                 (e) Geographical Area: shall mean all counties, Basic Trading Areas, or "BTAs" (as defined by Rand McNally in its 1992 Commercial Atlas and Marketing Guide and used in the Federal Communications Commission's November 1995 auction of MMDS and MDS authorizations for such BTAs), and other defined provinces or governmental subdivisions (domestic or international), considered collectively, in which Heartland or any Subsidiary of Heartland engages in the Wireless Cable Business at the time of the termination of Executive's employment with Heartland, or in which Heartland or any Subsidiary of Heartland evidenced in writing, at any time



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during the six month period prior to termination of Executive's employment, its intention to engage in the Wireless Cable Business.

                 (f) Good Reason: a resignation for Good Reason shall mean the resignation by Executive from employment by Heartland after:

                          (i) any material reduction of Executive's
compensation or benefits to which Executive was entitled immediately before the reduction; or

                          (ii) any other material adverse change to the terms
and conditions of Executive's employment or benefits as in effect immediately before the change;

provided, that, (A) if Executive consents in writing to any event described in clauses (i) or (ii) of this Subsection 1(f), then Executive's subsequent resignation shall not be treated as a resignation for Good Reason unless a subsequent event described in such clauses to which Executive did not consent occurs and (B) any changes in Executive's discretionary bonus, if any, as from time to time may be determined by the Board of Directors of Heartland shall not constitute Good Reason. Notwithstanding the foregoing, Executive shall be entitled to resign for Good Reason only if any occurrence referred to in clauses (i) or (ii) of this Subsection 1(f) is not remedied within 30 calendar days after receipt by Heartland of written notice from Executive setting forth in reasonable detail the facts and circumstances giving rise to such Good Reason.

                 (g) Person: shall mean any individual, group, partnership, corporation, association, trust or other entity or organization.

                 (h) Permanent Disability: shall mean any physical or mental disability which renders Executive unable to perform the essential functions of his job as an employee of Heartland on a full-time basis with or without reasonable accommodation for 180 calendar days whether or not consecutive, within any period of 12 consecutive months; provided, however, that during any period of Executive's disability Heartland may assign Executive's duties to any other employee of Heartland or any Affiliate of Heartland or may engage or hire a third party to perform such duties and any such action shall not be deemed "Good Reason" for Executive to terminate his employment.

                 (i) Subsidiary: shall mean any non-individual Person of which a majority of the combined voting power of the outstanding voting securities (or other voting interests) is owned, directly or indirectly, by Heartland.

                 (j) Wireless Cable Business: shall mean the installing, licensing, sale and/or marketing of wireless video or wireless data communication services utilizing MMDS, MDS or ITFS frequencies (as defined at 47 C.F.R. 21.901 and 47 C.F.R. 74.902 or any successor regulation or statute), including, without limitation, wireless cable television and direct broadcast satellite businesses or any other installing, licensing, selling or marketing services in which Heartland, directly or indirectly through one or more Subsidiaries, engages.





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         2.      Employment and Term.

                 (a) Heartland hereby agrees to employ Executive as its Chairman, Chief Executive Officer and President, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the date hereof (the "Effective Date") and expiring as of 11:59 p.m. on the third anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the "Term"); provided, however, that on each anniversary of the Effective Date the Term shall automatically be extended for one additional year. Provided, further, however, that no such extension shall result on such anniversary, or on any subsequent anniversary, if, at least ninety (90) days prior to such anniversary, Heartland or Executive shall have given notice to the other party that it or he, as applicable, does not wish to extend this Agreement.

                 (b) Executive affirms and represents that he (i) is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Executive's employment hereunder by Heartland or Executive's undertakings under this Agreement and (ii) has read, understands and will comply with the terms and conditions of the policies and procedures (the "Policies") relating to the conduct of the business of Heartland (the "Business").

         3.      Compensation and Related Matters.

                 (a) Base Salary. Executive shall receive a base salary paid by Heartland ("Base Salary") at the annual rate of not less than Three Hundred Thousand Dollars ($300,000), payable in such increments as executives of Heartland normally are paid.

                 (b) Bonus Payments. Executive shall be eligible to receive, in addition to the Base Salary: (i) compensation under Heartland's Performance Incentive Compensation Plan (provided that the performance requirements in such plan are achieved by Executive); and (ii) compensation under such other bonus plan, if any, as the Board of Directors or the Option and Compensation Committee of the Board of Directors may specify (provided that the performance requirements in such plan are achieved by Executive).

                 (c) Option Grants. Executive shall be eligible to receive such stock options, if any, as the Board of Directors or Compensation Committee may specify, all on the terms and conditions more fully described in the option agreement(s) pursuant to which such grant(s) is made.

                 (d) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with the Policies.





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                 (e)      Vacations.  Executive shall be entitled to three (3)
weeks paid vacation in each calendar year commencing on or after January 1, 1998, or such additional number as may be determined by the Board of Directors from time to time. For purposes of this Subsection 3(e), weekend days shall not count as vacation days. In addition, Executive shall also be entitled to all paid holidays given by Heartland to its senior executive officers.

                 (f) Taxes. All compensation payable to Executive hereunder is stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

         4.      Duties and Restrictions.

                 (a) Duties as Employee of Heartland. Executive shall serve as Heartland's Chairman, Chief Executive Officer and President, with all such powers and duties as may be set forth in Heartland's Bylaws with respect to, and/or are reasonably incident to, such office. Executive shall report to Heartland's Board of Directors.

                 Executive hereby agrees faithfully and conscientiously to serve Heartland, to devote his full professional time, skill, attention and energy to the Business and ancillary affairs of Heartland and to perform his duties hereunder competently, diligently, and to the best of his abilities. During the Term, Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage and shall render his professional services exclusively to Heartland or its Subsidiaries, devoting his full time during normal business hours throughout the Term to the services required of him hereunder. The foregoing limitation shall not be construed as prohibiting Executive from making personal investments in such form or manner as shall not require his services in the operation or affairs of the companies or enterprises in which such investments are made.

                 (b) Other Duties. Executive agrees to serve as requested by the Board of Directors in one or more executive offices of any of Heartland's Subsidiaries and Affiliates. Executive agrees that he shall not be entitled to receive any compensation from Heartland for serving in any capacities of Heartland's Subsidiaries and Affiliates other than the compensation to be paid to Executive by Heartland pursuant to this Agreement (except that Executive shall be entitled to retain any director's fees or similar compensation payable as a result of his service on boards of directors of companies at the request of Heartland). Executive shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors shall from time to time reasonably prescribe.

         5. Termination of Severance Agreement. Executive and Heartland are parties to a Severance Agreement dated April 23, 1997 (the "Severance Agreement"). The parties agree that this Agreement shall supersede the Severance Agreement in all respects, and that the Severance Agreement shall be deemed terminated as of the effective date of this Agreement.





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         6.      Non-Competition.

                 (a) Covenant. Executive acknowledges that during the course of Executive's engagement by Heartland, Executive will have gained access to Confidential Information, and may have acquired, developed and/or refined skills that could be used by Executive to compete against Heartland to the unfair detriment of Heartland and its future operations. Executive also acknowledges that Heartland has a legitimate business interest in reasonably limiting the ability of Executive to use such information and skills to compete directly or indirectly against Heartland. Accordingly, Executive covenants and agrees that he will not, directly or indirectly (personally, through any other Person, or as principal, director, officer, employee, consultant, partner, stockholder, trustee, manager or otherwise), during the Term hereof and for a period of two (2) years following the termination of his employment with
Heartland:

                          (i)   engage in the Wireless Cable Business in the
Geographical Area;

                          (ii)  perform, for any Competing Business which
operates a Wireless Cable Business in the Geographical Area, any duties substantially similar to those duties performed by Executive or his subordinates during the Term;

                          (iii) employ or engage the services of any Person who
was a salaried employee of or a consultant to Heartland during the six (6) months preceding such termination, or induce, request, advise, attempt to influence or solicit, any Person who was a salaried employee of or consultant to Heartland during the six (6) months preceding such termination, to terminate his or her employment or consulting arrangement with Heartland;

                          (iv)  lend credit, money or reputation for the purpose
of establishing or operating a business substantially similar to the Wireless Cable Business in the Geographical Area;

                          (v)   do any act that Executive knows or should know
might injure Heartland or that might divert subscribers or other customers, suppliers or employees from the Business; or

                          (vi)  without limiting the generality of the foregoing
provisions, conduct a business substantially similar to the Business under the name "Heartland Wireless Communications," or any other trade names, trademarks or service marks used by Heartland within the Geographical Area;

For purposes of this Section 6 only, the term "Heartland" shall include Heartland and all Subsidiaries at the time the covenants in this Section 6 are in force or are to be enforced.

                 (b) Tolling of Non-Competition Term. If, during any calendar month after the termination of Executive's employment by Heartland in which the provisions of Subsection 6(a) are applicable, Executive is not in compliance with the terms of Subsection 6(a), Heartland shall be entitled to, among other remedies, demand compliance by Executive with the terms of Subsection





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6(a) for an additional number of calendar months that equals the number of calendar months during which such noncompliance occurred.

                 (c) Reasonableness of Restrictions. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the provisions of Subsection 6(a) are reasonable and are no broader than are necessary to maintain and to protect the legitimate business interests of Heartland.

                 (d) Separate Covenants. The parties hereto intend that the covenants contained in Subsection 6(a) of this Agreement be construed as a series of separate covenants, one for each county, BTA or other defined province or governmental subdivision in each Geographical Area in which Heartland conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Subsection 6(a) hereof. Furthermore, each of the covenants in Subsection 6(a) hereof shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Subsection 6(a) hereof.

         7.      Confidentiality.

                 (a) Executive shall not, except as otherwise provided in this Agreement, directly or indirectly, at any time during or, for a two (2) year period after the Term hereof, reveal, divulge or make known to any Person or use for Executive's personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of Heartland or any Subsidiary, or employees of Heartland or any Subsidiary), or for the benefit of any Person in a Competing Business, any Confidential Information acquired by Executive during the course of employment by Heartland. The following information shall not be restricted under this Section 7:

                          (i)   information already in the public domain;

                          (ii)  information that Executive can demonstrate was
already in his possession before the time of disclosure without breach of agreement or violation of law; or

                          (iii) information that Executive is required to
disclose under the following circumstances: (A) at the express direction of any authorized governmental authority; (B) pursuant to a valid subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the written opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and Heartland or any Subsidiary in his capacity as an employee, officer, director, or stockholder of Heartland or any Subsidiary; provided that, in the event of any required disclosure, Executive shall, as soon as reasonably possible, provide prior written notice of such required disclosure to Heartland and provide Heartland the opportunity to defend against, limit or ensure confidential treatment of such information required to be disclosed, and such disclosure shall be permitted only to the extent so required.





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                 (b)      Executive shall, at the termination of his employment
with Heartland or at any time requested by Heartland (either during or within two (2) years after the termination of Executive's employment with Heartland), promptly deliver to Heartland all materials containing Confidential Information which Executive may then possess or have under his control.

         8. Intellectual Property. Executive shall disclose promptly to Heartland any and all significant conceptions and ideas for innovations, inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the Term or within one (1) year thereafter, which are directly related to the Business or other activities of Heartland and which Executive conceives as a result of his employment by Heartland or any Subsidiary or other Affiliate (the "Intellectual Property"). Executive hereby assigns and agrees to assign all his interests in the Intellectual Property to Heartland or its nominee. Whenever requested to do so by Heartland, Executive shall execute any and all applications, assignments or other instruments that Heartland shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect under relevant law Heartland's exclusive proprietary interest in the Intellectual Property.

         9. Termination. Executive's employment hereunder may be terminated by Heartland or Executive, as applicable, without any breach of this Agreement, only under the following circumstances:

                 (a) Death. Executive's employment hereunder shall terminate upon his death.

                 (b) Disability. Executive's employment hereunder shall terminate upon his Permanent Disability.

                 (c) Cause. Heartland may terminate Executive's employment hereunder for Cause.

                 (d) Good Reason. Executive may terminate his employment hereunder for Good Reason.

         10. Compensation Upon Termination. Executive shall be entitled to the following compensation from Heartland upon the termination of his employment:

                 (a) Death. If Executive's employment shall be terminated by reason of his death, Heartland shall pay to such Person as shall have been designated in a notice filed with Heartland prior to Executive's death, or, if no such Person shall be designated, to his estate as a death benefit, his Base Salary to the date of his death in addition to any payments Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any Plan maintained by Heartland.

                 (b) Disability. During any period that Executive fails to perform his material executive duties and responsibilities hereunder as a result of incapacity due to physical or mental





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illness, Executive shall continue to receive his Base Salary and bonus payments, if any, until Executive's employment is terminated pursuant to expiration of the Term, pursuant to Subsection 9(b) hereof. After such termination, Heartland shall pay to Executive, on or before the fifth day following the Date of Termination (as hereinafter defined) his Base Salary to the Date of Termination.

                 (c) Cause. If Executive's employment shall be terminated for Cause, Heartland shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination (as defined below) is given. Such payments shall fully discharge Heartland's obligations hereunder.

                 (d) Severance Benefit. If, prior to the expiration of the Term, either (i) Executive's employment with Heartland is terminated by Heartland other than (A) for Cause or (B) on account of Executive's death or Permanent Disability, or (ii) Executive resigns from Heartland for Good Reason, then Heartland shall pay to Executive, in a single lump sum which shall be paid within 30 days after the termination of employment or resignation, a severance payment in an amount equal to Executive's Base Salary (excluding all bonuses, if any) at the rate then in effect, for the balance of the stated Term (determined without regard to such termination or resignation, and also without regard to an extension thereof that might result but for (and after) such termination or resignation); provided that Heartland shall be permitted to make all such payments net of any legally required tax withholdings.

         11.     Other Provisions Relating to Termination.

                 (a) Notice of Termination. Any termination of Executive's employment by Heartland or by Executive (other than termination because of the death of Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                 (b) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean: (1) if Executive's employment is terminated by his death, the date of his death; (2) if Executive's employment is terminated because of a Permanent Disability pursuant to Subsection 9(b), then thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (3) if Executive's employment is terminated by Heartland for Cause, then, subject to Subsection 10(c), the date specified in the Notice of Termination; or (4) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                 (c) Cause. In the case of any termination of Executive for Cause, Heartland will give Executive a Notice of Termination describing in reasonable detail the facts or circumstances





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giving rise to Executive's termination (and, if curable, the action required to cure same) and will permit Executive thirty (30) days to cure such failure to comply or perform and an opportunity to discuss the facts and circumstances regarding the Notice of Termination with the Board of Directors. Executive's termination for Cause shall be effective as of the date specified in the Notice of Termination or, if Executive's failure to comply is curable, shall be effective within thirty (30) days following Executive's receipt of a Notice of Termination for Cause unless Executive has cured the facts or circumstances giving rise to Executive's termination for Cause.

         12. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, Executive's heirs and legal representatives and Heartland's successors and assigns. This Agreement is assignable by Heartland in connection with a reorganization, merger or consolidation in which Heartland is not the surviving entity, or a sale of all or substantially all of the assets of Heartland (a "Transaction"). In connection with any such Transaction, Heartland shall, as a condition to consummation of the Transaction, require the surviving or acquiring entity or Person to assume in writing the obligations of Heartland under this Agreement. Upon any such assumption, Heartland shall be released from all liability hereunder. Executive's rights and obligations under this Agreement are personal in nature and shall not be assignable by Executive.

         13. Certain Payments. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         14. Notice. For purposes of this Agreement, all notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by facsimile or similar electronic device and confirmed, (c) delivered by overnight express, or (d) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

                 If to Executive:

                 Carroll D. McHenry
                 3515 McFarlin
                 Dallas, TX 75205

                 If to Heartland:

                 200 Chisholm Place, Suite 200
                 Plano, Texas 75075
                 Facsimile: (972) 633-0074
                 Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith.





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         15.     Injunctive Relief.  Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 6, 7, and 8 hereof would be inadequate and, therefore, agrees that Heartland shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Heartland from pursuing any other rights and remedies available for any such breach or threatened breach.

         16. Arbitration. Subject to Section 15 above, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators (each with experience in the area of senior executive employment) in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof or to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be shared equally by the parties.

         17. Miscellaneous. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a written instrument signed by Executive and Heartland. No waiver by either party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, enforceability and performance of this Agreement shall be governed by the laws of the State of Texas, excluding any conflicts of law principles thereof. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or his beneficiaries or legal representatives without Heartland's prior written consent; provided, however, that nothing in this Section 17 shall preclude Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

         18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6, 7, or 8 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6, 7, or





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8, as applicable, shall not be rendered void but shall apply with respect to such reasonable restriction under the circumstances.

         19. Survival. The representations, warranties or covenants contained in Sections 2(b)(i) and 8 of this Agreement shall survive indefinitely any termination of this Agreement. The foregoing is without prejudice to express time periods set forth in other sections of this Agreement.

         20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         21. Legal Fees and Expenses. The prevailing party in any dispute or controversy under or in connection with this Agreement (whether in arbitration or otherwise) shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party. If such dispute or controversy is resolved through arbitration, then the arbitrators shall have the authority to determine the identity of the prevailing party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HEARTLAND WIRELESS                         CARROLL D. MCHENRY
COMMUNICATIONS, INC.,
a Delaware corporation


By:    /s/ John A. Sprague                 /s/ Carroll D. McHenry
       -------------------------           ------------------------------------
Name:  John A. Sprague                     Signature
Title: Director





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